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                                                                    EXHIBIT 4.44

MEMORANDUM OF LOAN AGREEMENT NO. 3


between :


CROWN CONSOLIDATED GOLD RECOVERIES LIMITED


and


CROWN GOLD RECOVERIES (PROPRIETARY) LIMITED


                                                           BOWMAN GILFILLAN INC.
                                                     9th Floor, Twin Towers West
                                                                    Sandton City
                                                                   Sandton, 2146
                                                       Telephone: (011) 881-9800
                                                             Fax: (011) 883-4505

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                                TABLE OF CONTENTS

1.   DEFINITIONS...............................................................3
2.   THE FIRST LOAN............................................................6
3.   THE SECOND LOAN...........................................................6
4.   THE THIRD LOAN............................................................7
5.   UNDERTAKINGS BY THE BORROWER..............................................7
6.   EVENTS OF DEFAULT.........................................................8
7.   CESSION AND DELEGATION BY THE LENDER.....................................10
8.   CESSION AND DELEGATION BY THE BORROWER...................................11
9.   NOTICES..................................................................11
10.  ARBITRATION..............................................................12
11.  GENERAL..................................................................13

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WHEREAS:

A. This Memorandum records 3 (three) interest free loans made by the Lender to the Borrower on the terms and subject to the conditions recorded in this Memorandum.

B. In terms of the First Loan, the Lender agreed to lend to the Borrower, who agreed to borrow from the Lender, the amount of R125 106 116 (one hundred and twenty five million, one hundred and six thousand and one hundred and sixteen Rand), which entire amount has been drawn down by the Borrower.

C. In terms of the Second Loan, the Lender agreed to lend to the Borrower, who agreed to borrow from the Lender, the amount of R40 000 000 (forty million
     Rand), which entire amount has been drawn down by the Borrower.

D. In terms of the Third Loan, the Lender agreed to lend to the Borrower, who agreed to borrow from the Lender, the amount of R25 000 000 (twenty five million Rand), which amount was credited to the loan account of the Lender against the Company in terms of an agreement dated 13 November 1997.

E. The Borrower and the Lender wish to record the terms and conditions of the First Loan, the Second Loan and the Third Loan in this Memorandum.

THE PARTIES ACCORDINGLY RECORD THAT :

1.   DEFINITIONS

     For the purposes of this Memorandum, and the preamble, unless the context indicates otherwise, the words and expressions set out below shall have the meanings assigned to them, namely:

1.1  "Business Day"             means any day other than a Saturday, Sunday or
                                statutory holiday in South Africa;

1.2  "Borrower"                 means Crown Gold Recoveries (Proprietary)
                                Limited, a company registered in accordance with the laws of South Africa under Registration

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                                Number 1988/005155/07;

1.3  "Event of Default"         means any one of the events specified in
                                clause 6;

1.4  "First Loan"               means the amount of R125 106 116 (one hundred
                                and twenty five million and one hundred and six thousand and one hundred and sixteen Rand) which the Borrower agreed to borrow from the Lender and which the Lender agreed to lend to the Borrower and which entire amount has been drawn down by the Borrower and is still outstanding;

1.5  "Indebtedness"             means any loan, debt, guarantee, indemnity or
                                other obligation now or hereafter existing valued in excess of R500 000 (five hundred thousand Rand);

1.6  "Loans"                    means the First Loan, the Second Loan and the
                                Third Loan and "Loan" shall mean any of these 3
                                (three) loans;

1.7  "the Lender"               means Crown Consolidated Gold Recoveries
                                Limited, a company registered in accordance with the laws of South Africa under Registration
                                Number 1997/007865/06;

1.8  "this Memorandum"          means this memorandum of loan agreement;

1.9  "Parties"                  means the Borrower and the Lender and "Party"
                                means either one of them;

1.10 "Prime Rate"               shall mean the publicly quoted basic rate of
                                interest generally levied by The Standard Bank of

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                                South Africa Limited from time to time in South
                                Africa on overdraft to its first class corporate borrowers, calculated on a 365 (three hundred and sixty five) day factor, irrespective of whether or not the year is a leap year, it being recorded that a certificate signed by any manager of The Standard Bank of South Africa Limited (whose appointment shall not be necessary to prove) shall constitute prima facie proof of the ruling prime rate at the relevant time in the event of there being a dispute in relation thereto;

1.11 "Second Loan"              means the amount of R40 000 000 (forty million
                                Rand) which the Borrower agreed to borrow from the Lender and which the Lender agreed to lend to the Borrower and which entire amount has been drawn down by the Borrower and is still outstanding;

1.12 "Signature Date"           means the date of last signature of this
                                Memorandum;

1.13 "South Africa"             means the Republic of South Africa as
                                constituted from time to time; and

1.14 "Third Loan"               means the amount of R25 000 000 (twenty five
                                million Rand) which the Borrower agreed to borrow from the Lender and which the Lender agreed to lend to the Borrower and which amount was credited to the loan account of the Lender against the Company in terms of an agreement dated 13 November 1997 and which amount is still outstanding.

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2.   THE FIRST LOAN

2.1 It is recorded that the Lender agreed to lend to the Borrower, and the Borrower borrowed from the Lender, the First Loan on the following terms:

2.1.1          the First Loan I was unsecured, interest free; and

2.1.2          the First Loan was repayable on demand.

2.2 Notwithstanding the provisions of clause 2.1 above, the Parties now hereby agree that from the Signature Date, the First Loan will start bearing interest at the Prime Rate plus 15% (fifteen per cent) of the Prime Rate which interest will be payable annually in arrear on the 3rd (third) Business Day after each anniversary of the Signature Date, and the capital amount of the First Loan will be repayable within 7 (seven) years of the Signature Date.

3.   THE SECOND LOAN

3.1 It is recorded that the Lender agreed to lend to the Borrower, and the Borrower borrowed from the Lender, the Second Loan on the following terms:

3.1.1          the Second Loan was unsecured, interest free; and

3.1.2          the Second Loan was repayable on demand.

3.2 Notwithstanding the provisions of clause 3.1 above, the Parties now hereby agree that from the Signature Date, the Second Loan will start bearing interest at the Prime Rate plus 15% (fifteen per cent) of the Prime Rate which interest will be payable annually in arrear on the 3rd (third) Business Day after each anniversary of the Signature Date and the capital amount of the Second Loan will be repayable within 7 (seven) years of the Signature Date.

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4.   THE THIRD LOAN

4.1 It is recorded that the Lender agreed to lend to the Borrower and the Borrower borrowed from the Lender the Third Loan on the following terms:

4.1.1          the Third Loan was unsecured, interest free; and

4.1.2          the Third Loan was repayable on demand.

4.2 Notwithstanding the provisions of clause 4.1 above, the Parties now hereby agree that from the Signature Date, the Third Loan will start bearing interest at the Prime Rate plus 15% (fifteen per cent) of the Prime Rate, which interest will be payable annually in arrear on the 3rd (third) Business Day after each anniversary of the Signature Date, and the capital amount of the Third Loan will be repayable within 7 (seven) years of the Signature Date.

5.   UNDERTAKINGS BY THE BORROWER

5.1 The Borrower undertakes to the Lender that until all the Loans have been repaid in full by the Borrower to the Lender:

5.1.1 the Borrower shall (immediately upon it becoming aware of such occurrence) notify the Lender of the occurrence of any Event of Default and of any other event which, with the giving of notice or lapse of time or both, might constitute an Event of Default and at the same time inform the Lender of any action taken or proposed to be taken in connection with that Event of Default;

5.1.2 the Borrower will continue its business, being the conduct of mining operations, including but not limited to the re-treatment of sand dumps, slime dumps and archive material deposits;

5.1.3 the Borrower shall maintain in full force and effect all authorisations, approvals, licences, registrations, consent or declarations from all

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               legislative bodies of government, ministries, agencies or other authorities required by the laws of South Africa or otherwise appropriate in order for the Borrower-

5.1.3.1 to incur the obligations expressed to be assumed by it in or pursuant to this Memorandum;

5.1.3.2 to execute and deliver all other documents and instruments to be delivered by it pursuant to this Memorandum;

5.1.3.3 to perform and observe the terms and provisions of this Memorandum;

5.1.3.4 to make all payments expressed to be required under this Memorandum; and

5.1.3.5 to render this Memorandum legal, valid, binding, enforceable and admissible in evidence.

5.2 The Borrower shall promptly furnish the Lender with such evidence of authority, authenticated specimen signatures and other documents and information as the Lender may reasonably request, on the request of the Lender, and perform all such other acts as may be necessary to carry out the intent of this Memorandum.

6.   EVENTS OF DEFAULT

6.1       With regard to the Loans, if:

6.1.1 the Borrower shall for any reason fail duly and promptly to perform or observe any of the other obligations or undertakings expressed to be binding on or undertaken in or pursuant to this Memorandum; or

6.1.2 a moratorium is declared on the discharge of Indebtedness of the Borrower or the Borrower is unable to pay its debts generally as they

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               become due and payable or stops or threatens to stop or suspends payment of any sum over R500 000 (five hundred thousand Rand) expressed to be payable by it in or pursuant to this Memorandum or of its debts generally or otherwise becomes insolvent or shall convene a meeting for the purposes of making, or shall propose or enter into, any arrangement or composition for the benefit of any one or more of its creditors or shall commence negotiations with any one or more of its creditors with a view to a readjustment or rescheduling of its Indebtedness or with a view to the avoidance of circumstances in which it would or might be obliged to declare a moratorium on the discharge of its Indebtedness; or

6.1.3 any person becomes entitled to take possession of or realise or otherwise apply any of the assets of the Borrower or to cause such assets to be realised in satisfaction of any obligation of the Borrower to such person and such event would or might, either directly or indirectly, materially affect the Borrower's ability to perform any of the obligations expressed to be assumed by it in or pursuant to this Memorandum; or

6.1.4 if any action or proceeding of or before any judicial, administrative, governmental or other authority or arbitrator commences (and is not stayed or discharged within 15 (fifteen) calendar days thereafter) to enjoin or restrain the performance or observance by the Borrower of the terms of this Memorandum or in any manner to question the right and power of the Borrower to enter into, exercise its rights under and perform and observe the terms of this Memorandum or the legality, validity, enforceability, binding nature or admissibility in evidence of this Memorandum; or

6.1.5 if it becomes or proves to be unlawful or impossible for the Borrower duly and promptly to perform or observe any of the obligations or undertakings expressed to be binding on or undertaken by it in or pursuant to this Memorandum,

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          then and in any case the Borrower shall forthwith notify the Lender of the occurrence of such event which (regardless of whether such notice shall have been given) shall constitute an Event of Default. At any time after the occurrence of an Event of Default the Lender may, by written notice to the Borrower, declare the First Loan, the Second
          Loan and Third Loan to be immediately due and payable.

6.2 If the Loans are declared immediately due and payable pursuant to clause 6.1, the Borrower shall immediately pay to the Lender the amount due under the Loans.

7.   CESSION AND DELEGATION BY THE LENDER

7.1 The Lender may at any time and from time to time cede all or any part of its rights and benefits and delegate all or any part of its obligations under this Memorandum to another person (an "Assignee").

7.2 For this purpose the Lender may disclose to a potential or actual Assignee such credit and other information relating to the Borrower and its financial condition as the Borrower shall have made available to the Lender or as shall be known to the Lender otherwise howsoever.

7.3 If the Lender cedes any part of its rights and benefits and delegates any part of its obligations under this Memorandum then all references in this Memorandum to the Lender shall thereafter be construed as references to the Lender and its Assignee to the extent of their respective participations.

7.4 The expression "Lender" wherever used in this Memorandum shall include every Assignee of the Lender and every successor in title of any such Assignee or of the Lender.

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8.   CESSION AND DELEGATION BY THE BORROWER

     The rights and obligations of the Borrower under this Memorandum are personal to the Borrower and accordingly the Borrower shall not cede any of its rights or benefits or delegate any of its obligations under this Memorandum either in whole or in part.

9.   NOTICES

9.1 Any notice or other formal communication to be given under this Memorandum shall be in writing and signed by or on behalf of the Party giving it and may be served by sending it by fax, delivering it by hand or sending it by registered mail with acknowledgement of receipt to the address and for the attention of the relevant Party set out in clause 9.2 (or as otherwise duly notified from time to time). Any notice so served by hand, fax or post shall be deemed to have been received:

9.1.1          in the case of delivery by hand or mail, when delivered;

9.1.2          in the case of fax, 12 (twelve) hours after the time of dispatch;

          provided that, where (in the case of delivery by hand or by fax), such delivery or transmission occurs after 18h00 on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 09h00 on the next following Business Day. References to time in this clause are to local time in the country of the addressee.

9.2 The Parties choose for the purposes of this Memorandum the following addresses:

9.2.1          The Lender:      45 Empire Road
                                Parktown
                                Johannesburg
                                South Africa

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                                Attn: The Company Secretary
                                Fax No: 011 482-1022;

9.2.2          The Borrower:    45 Empire Road
                                Parktown
                                Johannesburg
                                South Africa
                                Attn: The Company Secretary
                                Fax No: 011 482-1022.

9.3 In proving such service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered to the address shown thereon or that the fax was sent after obtaining in person or by telephone appropriate evidence of the capacity of the addressee to receive the same, as the case may be.

9.4 All notices or formal communications under or in connection with this Memorandum shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

10.  ARBITRATION

10.1 Any dispute arising out of this Memorandum or the interpretation thereof, both while in force and after its termination, shall be submitted to and determined by arbitration. Any Party may demand arbitration by notice in writing to the other Party. Such arbitration shall be held in Johannesburg unless otherwise agreed to in writing and shall be held in a summary manner with a view to it being completed as soon as possible.

10.2 There shall be 1 (one) arbitrator who shall be, where the question and issue is:

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10.2.1         primarily an accounting matter, an independent chartered
               accountant of 10 (ten) years standing;

10.2.2         primarily a legal matter, a practising Senior Counsel; or

10.2.3         primarily a technical matter, a suitably qualified person.

10.3 The appointment of the arbitrator shall be agreed upon between the Parties in writing but, failing agreement between them, within a period of 14 (fourteen) days after the arbitration has been demanded in terms of clause 10.1, any party shall be entitled to request the President for the time being of the Law Society of the Northern Provinces to make the appointment who shall, in making his appointment, to have regard to the nature of the dispute.

10.4 The arbitrator shall have the powers conferred upon an arbitrator under the Arbitration Act, 1965 (as amended), but shall not be obliged to follow the procedures prescribed in that Act and shall be entitled to decide on such procedures as he may consider desirable for the speedy determination of the dispute, and in particular he shall have the sole and absolute discretion to determine whether and to what extent it shall be necessary to file pleadings, make discovery of documents or hear oral evidence.

10.5 The decision of the arbitrator shall be final and binding on the Parties and may be made an order of any court of competent jurisdiction. The Parties hereby submit themselves to the non-exclusive jurisdiction of the Witwatersrand Local Division of the High Court of South Africa, or any successor thereto, should any Party wish to make the arbitrator's decision an order of that Court.

11.  GENERAL

11.1      COMMUNICATIONS BETWEEN THE PARTIES

          All notices and demands given by or on behalf of either Party to the other shall be in English or accompanied by a certified translation into English.

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11.2      REMEDIES

          No remedy conferred by this Memorandum is intended to be exclusive of any other remedy which is otherwise available at law, by statute or otherwise. Each remedy shall be cumulative and in addition to every other remedy given hereunder or now or hereafter existing at law, by statute or otherwise. The election of any one or more remedy by any of the Parties shall not constitute a waiver by such Party of the right to pursue any other remedy.

11.3      SEVERANCE

          If any provision of this Memorandum, which is not material to its efficacy as a whole, is rendered void, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the Parties shall endeavour in good faith to agree an alternative provision to the void, illegal or unenforceable provision.

11.4      SURVIVAL OF RIGHTS, DUTIES AND OBLIGATIONS

          Termination of this Memorandum for any cause shall not release a Party from any liability which at the time of termination has already accrued to such Party or which thereafter may accrue in respect of any act or omission prior to such termination.

11.5      COSTS

          Each Party shall bear its own costs incurred by it to its attorneys and other professional advisors for the preparation and signing of this Memorandum.

11.6      ENTIRE AGREEMENT

          This Memorandum constitutes the entire agreement between the Parties in relation to its subject matter and save as otherwise expressly provided no modification, amendment or waiver of any of the provisions of this Memorandum or any agreement to cancel or terminate it shall be effective

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          unless made in writing specifically referring to this Memorandum and duly signed by the Parties.

11.7      NO PARTNERSHIP

          Nothing in this Memorandum shall be deemed to constitute a partnership between the Parties (or any of them) or constitute any Party the agent of any other Party for any purpose.

11.8      FURTHER ASSURANCE

          Each Party shall co-operate with the other Party and execute and deliver to the other Party such other instruments and documents and take such other actions as may be reasonably requested from time to time in order to carry out, evidence and confirm the rights and the intended purpose of this Memorandum.

11.9      COUNTERPARTS

          This Memorandum may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Memorandum by signing any such counterpart.

11.10     SUCCESSORS BOUND

          This Memorandum shall be binding on and shall inure for the benefit of the successors and assigns and personal representatives (as the case may be) of each of the Parties.

11.11     GOOD FAITH

          Each of the Parties undertakes with each of the others to do all things reasonably within its power which are necessary or desirable to give effect to the spirit and intent of this Memorandum.

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SIGNED at Johannesburg on 12 June 2002.

                                          For:  CROWN CONSOLIDATED GOLD
                                                RECOVERIES LIMITED

                                          /s/ Mark Wellesley-Wood
                                          --------------------------------------
                                          Signatory: Mark Wellesley-Wood
                                          Capacity: Director
                                          Authority: Resolution


SIGNED at Johanesburg on 12 June 2002.

                                          For:  CROWN GOLD RECOVERIES
                                                (PROPRIETARY) LIMITED

                                          /s/ Mark Wellesley-Wood
                                          --------------------------------------
                                          Signatory: Mark Wellesley-Wood
                                          Capacity: Director
                                          Authority: Resolution